Sky Petroleum Updates Testing Program on the Mubarek H2 Well

Further Evaluation Underway to Stabilize Well; H2 Currently Generating Revenue of $200K per Month

AUSTIN, TX -- 06/09/2006 -- Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company with a development project in the United Arab Emirates, is pleased to provide an update on the testing program regarding the Mubarek H2 well. Crescent Petroleum Company International Limited ("Crescent"), the operator of the Mubarek Field, reports that the well was perforated over 6 zones totaling 129 feet, as two separate tests. The lowest zone was perforated over a 27 foot interval which proved to be water bearing and was sealed off. The second test comprised perforations over 5 zones totaling 102 feet. Testing of this second interval is continuing through the field production facilities.

The well continues to flow in an unstable manner with a high water cut making accurate measurements difficult due to surging of the well. However during periods when the well was flowing in a stable fashion, rates of 168 BOPD and 2259 BWPD were recorded. Further evaluation is underway to investigate methods of shutting off zones which are producing water and carrying out additional stimulation of the zones producing oil. This will include running production logging tools in the well. Depending on results, further acidizing of the well may be involved.

"We are pleased that we are generating revenues, however further evaluation is required on the H2 well in order to stabilize production," said Brent Kinney, chief executive officer of Sky Petroleum, Inc.

Assuming a production rate of 168 BOPD and the current Mubarek crude price of US$65 per barrel, the net forecast monthly revenue to Sky under the terms of the Participation Agreement, after deduction of royalties and operating costs, will be approximately USD $200,000 per month.

Crescent is one of the United Arab Emirates most established and successful integrated low-cost operators with over 30 years of extensive experience in the region. As operator of the Mubarek Field for over three decades, Crescent brings extensive knowledge of the subsurface conditions of the Mubarek Field. The first commercial oil was produced from the Mubarek Field in the mid 1970's and the field has been in continuous production since then.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to stabilize the surging of the well, the ability to shut off zones which are producing water, the ability to carry out additional stimulation of the zones producing oil, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.

Investor Contact:
Michael Noonan
512-687-3427
mnoonan@skypete.com

Media Contact:
Clint Woods
713-627-2223
cwoods@piercom.com